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                                                                   Exhibit 10.12


                               AMENDMENT NUMBER 1
                                     TO THE
                         INFORMATION SERVICES AGREEMENT
                                     BETWEEN
                         INKTOMI CORPORATION ("INKTOMI")
                                       AND
                              QUE PASA ("COMPANY")

         WHEREAS Inktomi and Company entered into an Information Services Agreement dated July 21, 1998 (the "AGREEMENT");

         WHEREAS Inktomi has signed an agreement with WorldBlaze L.L.C., predecessor to e-lingo ("WorldBlaze") which grants Inktomi a limited license to distribute and sub-distribute certain technology that translates text and other information on Web pages from one language to another language; and

         WHEREAS Inktomi and Company desire to specify the terms and conditions under which Company will have the right to sub-distribute the WorldBlaze Services to its customers under the terms and conditions set forth below.

         NOW, THEREFORE, Inktomi and Company agree to supplement the Agreement as follows:

1. CONFLICTS, USE OF TERMS. In the event of a conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment will be controlling as to the interpretation of this Amendment. Terms defined in the Agreement will have the same meaning as in the Agreement when used in this Amendment.

2. DEFINITIONS.

         2.1 "WORLDBLAZE TECHNOLOGY" is defined as incorporation of WorldBlaze Translation Engine into the Inktomi Data Protocol ("IDP") creating the Extended Inktomi Data Protocol ("EIDP") which provides the capability of querying in a selected language (the "Selected Language") for content available in other than the Selected Language, searching the Inktomi Database, and receiving return results in the Selected Language. WorldBlaze Technology shall function in substantially the following manner: The end-user will submit a search query to Inktomi in the Selected Language, and specify a target document language (the "Target Document Language") in which to search using EIDP. Inktomi, using e-lingo Search Protocol, will submit such search query to WorldBlaze. The e-lingo Search Protocol is defined as the protocol which is used by both e-lingo and Inktomi systems to allow for passing of query and search results information between the two services. WorldBlaze will translate such search query into the Target Document Language and return the translated search query to Inktomi using e-lingo Search Protocol. Inktomi will then perform the translated search query in the Target Document Language and gather search query results. Inktomi, using e-lingo Search Protocol, will submit search query results to WorldBlaze. WorldBlaze will translate search query results (including titles and abstracts) to the Selected Language, and return translated search query results to Inktomi using e-lingo Search Protocol for display to end-user.
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         2.2 "WORLDBLAZE TRANSLATION ENGINE" means the system of computer hardware and software operated by WorldBlaze that translates text and other information on Web pages from one language to another language.

         2.3 "WORLDBLAZE SERVICES" means the services of the WorldBlaze Technology for the purpose of translating text and other information on Web pages from one language to another language.

3. GRANT OF RIGHT TO USE WORLDBLAZE TECHNOLOGY. Inktomi hereby grants to Company the following:

         3.1 A non-exclusive, non-transferable license to use the WorldBlaze Technology to provide WorldBlaze Services to its customers.

         3.2 Company will reproduce all copyright or other proprietary notices contained on the WorldBlaze Technology. Company will not remove, modify, or obscure any copyright or other proprietary notices on the WorldBlaze Technology.

         3.3 Company acknowledges that WorldBlaze will retain all right, title, and interest in the WorldBlaze Technology and all upgrades, enhancements, derivative works and improvements thereto.

         3.4 Company will not and will not authorize any third party to: (i) create derivative works of, copy, alter or in any way modify the WorldBlaze Technology without the prior written consent of WorldBlaze; (ii) translate, decompile, disassemble, reverse compile, reverse engineer, interrogate, or decode the WorldBlaze Technology or in any other manner reduce the WorldBlaze Technology to human perceivable form except to the extent that such restrictions are not permitted under applicable law; (iii) bypass or delete any copy protection methods used by WorldBlaze to prevent unauthorized copying or use of the WorldBlaze Technology; or (iv) electronically distribute, timeshare, market by interactive cable or by remote processing services the WorldBlaze Technology. Company acknowledges that it has no rights hereunder to any WorldBlaze source code.

4. TRANSLATION SERVICES. Company will have access to the WorldBlaze Technology through the Inktomi Data Protocol. Company is authorized to use the WorldBlaze Translation Engine to translate Web pages from one language to another language (such as the languages of French, German, Spanish, Italian and Portuguese) when and as requested by customers and end users of Company and its services.

5. ATTRIBUTION. Upon receipt of written request signed on behalf of Inktomi and WorldBlaze, Company will use reasonable efforts to display a WorldBlaze logo acceptable to Inktomi and WorldBlaze on Web pages containing WorldBlaze translated Results Sets served by Inktomi. The WorldBlaze logo will conform to Company's standard user interface specifications.

6. WARRANTY. Inktomi warrants to Company that: (i) it has the full power and authority to enter into this Amendment and to grant to Company the rights and license granted herein; (ii) the WorldBlaze Technology and the WorldBlaze Services will be free of material errors and defects and will perform in strict accordance with the functionality specifications and performance
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criteria for the WorldBlaze Technology set forth in the Inktomi/WorldBlaze
Agreement and in Exhibit A to this Amendment, and (iii) throughout the Term, the WorldBlaze Technology, the WorldBlaze Services and any logo displayed in accordance with Section 5 of this Amendment do not and will not infringe any copyright, patent, trade secret, trademark, service mark or other proprietary right held by any third party.

7. TERM/RETURN OF MATERIALS. The term during which Company may use the WorldBlaze Technology will begin on the date this Amendment is signed by both Parties and will run coterminously with the Term of the Agreement, unless terminated earlier by Inktomi or Company due to (i) the insolvency of Inktomi or WorldBlaze, or (ii) the inability of either WorldBlaze or Inktomi to provide the WorldBlaze Technology, or (iii) the default by either party of any other material provision of this Amendment which is not cured by the defaulting party within thirty (30) days following its receipt of Notice of such default. Upon termination of the Agreement or this Amendment, Company's licenses and authority to use the WorldBlaze Technology will immediately terminate. Within thirty (30) days of termination for any reason, all materials provided to Company by Inktomi or by WorldBlaze which constitute WorldBlaze Technology or Confidential Information related thereto will be returned to Inktomi or destroyed, and Company will verify, in writing, that it has destroyed or returned all such materials. Upon termination of this Amendment by Company pursuant to sub-sections (i) or (ii) above, Inktomi shall promptly return to Company an amount that represents the unearned portion of the Annual Information Services fee at the time of termination.

8. SUPPORT. Inktomi will provide the same level of support for the WorldBlaze Technology as set forth in the Agreement for the other services provided pursuant to the Agreement

9. FEES. Company will pay Inktomi an Annual Information Services fee of $7,500, at contract signing and payable Net 30 day terms and $6.00 per thousand Results Sets generated through the WorldBlaze Translation Engine provided by Inktomi. Payment terms will be the same as set forth in the Agreement for other Results Sets.

10. INDEMNIFICATION. Pursuant to Section 8.1 of the Agreement, Inktomi shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Company arising out of or related to any breach of the warranties set forth in this Amendment.

11. MISCELLANEOUS. The provisions of Sections 8, 9, 11.1 through 11.14 of the Agreement are specifically incorporated in and made a part of this Amendment.

12. NO OTHER MODIFICATIONS. Except as provided above, the terms and conditions of the Agreement will remain unchanged.
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IN WITNESS WHEREOF, the parties have caused this Amendment Number 1 to be duly executed, effective as of January 12, 2000

QUE PASA                                     INKTOMI CORPORATION
By:_____________________________             By:________________________________
Name; Juan Galan                             Name:______________________________
Title: Chief Financial Office                Title:_____________________________
Date: January 12, 2000                       Date:______________________________
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                                    EXHIBIT A

                       TRANSLATION SERVICES SPECIFICATIONS

Inktomi shall provide the WorldBlaze Services under the Agreement in strict conformity with the following functionality specifications and performance criteria:

         1 . Uptime. Uptime reliability of the WorldBlaze Services must be 99.0% over any 30-day rolling period. Uptime is defined as the ability for Inktomi to send a translation result to Company within 30 seconds. The size of the translation request may not exceed 2K for text or 8K for any Web page. In addition, Inktomi is only responsible for maintaining uptime of the WorldBlaze Services. Any uptime below 99% over any 30-day rolling period shall constitute a material breach by Inktomi and Company shall have the right to terminate this Amendment pursue into section 7.